FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-20

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR)

At: 11/13/18 13:35:17

CGCMT 2018-C6 -- New Issue Announcement (Public)
$623.177MM Fixed Rate CMBS Offering

Co-Lead Managers & Joint Bookrunners: Citigroup and Cantor Fitzgerald & Co.

Co-Managers: Drexel Hamilton, LLC and The Williams Capital Group, L.P

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	15.000	2.66	30.000%	41.1%	16.0%
A-2	Aaa(sf)/AAAsf/AAA(sf)	86.000	4.76	30.000%	41.1%	16.0%
A-3*	Aaa(sf)/AAAsf/AAA(sf)	180.000	9.83	30.000%	41.1%	16.0%
A-4*	Aaa(sf)/AAAsf/AAA(sf)	205.979	9.88	30.000%	41.1%	16.0%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	28.500	7.38	30.000%	41.1%	16.0%
A-S	Aa2(sf)/AAAsf/AAA(sf)	30.376	9.91	25.875%	43.5%	15.1%
B	NR/AA-sf/AA+(sf)	37.741	9.91	20.750%	46.5%	14.1%
C	NR/A-sf/A+(sf)	39.581	9.91	15.375%	49.7%	13.2%

*Sizes subject to change as detailed in the attached Term Sheet. Range of possible sizes below:

A3: 100.000mm - 180.000mm

A4: 205.979mm - 285.979mm

Collateral Summary

Initial Pool Balance:	$736.399mm
Number of Mortgage Loans:	35
Number of Mortgaged Properties:	58
Average Cut-off Date Mortgage Loan Balance:	$21.040mm
Weighted Average Mortgage Interest Rate:	5.08440%
Weighted Average Remaining Term to Maturity/ARD (months):	111
Weighted Average Remaining Amortization Term (months):	359
Weighted Average Cut-off Date LTV Ratio:	58.7%
Weighted Average Maturity Date/ARD LTV Ratio:	54.8%
Weighted Average Underwritten NCF Debt Service Coverage Ratio:	1.89x
Weighted Average Debt Yield on Underwritten NOI:	11.2%
% of Mortgaged Properties with Single Tenants:	8.9%
% of Mortgage Loans with Mezzanine or Subordinate Debt:	27.9%

Property Type:	42.1% Office, 19.1% Hospitality, 15.8% Multifamily, 14.4% Retail, 6.0% Industrial, 2.1% Self Storage, 0.4% Mixed Use

Risk Retention:	Horizontal

Master Servicer:	Wells Fargo Bank, National Association
Special Servicer:	Midland Loan Services, a Division of PNC Bank, National Association
Operating Advisor:	Park Bridge Lender Services LLC
Controlling Class Rep:	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:

Anticipated Pricing: Late week of November 13th/early week of November 19th
Anticipated Closing: December 11th, 2018

Roadshow Schedule:

Roadshow Schedule: Tuesday, November 13th

Hartford, CT - Investor Breakfast

-Max Downtown (Everett Room)

-185 Asylum Street Hartford, CT

-8:30AM ET, November 13th

Boston, MA - Investor Lunch

-Boston Harbor Hotel (John Phillips Salon)

-70 Rowes Wharf, Boston, MA

-12:00PM ET, November 13th

Minneapolis, MN - Investor Breakfast

-The Grand Hotel Minneapolis (1 Mississippi Room)

-615 Second Avenue South Minneapolis, MN
-8:30AM ET, November 13th

<Term Sheet>

<Annex A>

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.